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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO TRUST FOR INVESTMENT GRADE MUNICIPALS

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Trust for Investment Grade Municipals (the "Fund") was held on August 26, 2016. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                               Votes     Votes
              Matters                           For     Withheld
              -------                        ---------- ---------
              (1). Albert R. Dowden......... 47,777,557 1,446,502
                   Eli Jones................ 47,874,300 1,349,759
                   Raymond Stickel, Jr...... 47,823,102 1,400,957

              (2). Prema Mathai-Davis.......      2,733         0